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                                                                    EXHIBIT 99.1


                                           FOR IMMEDIATE RELEASE
                                           ---------------------
                                           Contact:
                                           The Liposome Company, Inc.
                                           --------------------------
                                           Lawrence R. Hoffman
                                           Vice President, Finance & CFO
                                           (609) 452-7060
                                           Douglas S. Farrell
                                           Director, Investor Relations
                                           (609) 951-4307


                 EUROPEAN CPMP RECOMMENDS APPROVAL OF MYOCET(TM)
         (FORMERLY KNOWN AS EVACET(TM)) TO TREAT METASTATIC BREAST CANCER


Princeton, NJ, -- April 14, 2000 -- The Liposome Company, Inc. (Nasdaq:LIPO) today announced that the Committee for Proprietary Medicinal Products (CPMP) reached a positive opinion on the approval of Myocet(TM) (liposome encapsulated doxorubicin citrate complex) in combination with cyclophosphamide in the 15 member States of the European Union* for the treatment of women with metastatic breast cancer. The CPMP is the scientific committee of the European Agency for the Evaluation of Medicinal Products (EMEA). This favorable CPMP opinion now has to be endorsed by the European Commission before MYOCET(TM), formerly know as EVACET(TM), receives final marketing authorization in this indication.

"The clinical trial data we presented clearly led to the Committee's favorable opinion for the use of MYOCET(TM) in the European Union for the first line treatment of metastatic breast cancer," said Charles A. Baker, Chairman and Chief Executive Officer of The Liposome Company, Inc. "The approval of MYOCET(TM) in the European Union will represent a significant step forward for those women who suffer from metastatic breast cancer and their families," continued Mr. Baker.

Doxorubicin is an anthracycline glycoside that has applications as an antineoplastic agent. It was first marketed in the 1960's and is commonly used with other cancer drugs to treat patients with advanced stage or metastatic breast cancer. Doxorubicin can cause debilitating side effects such as severe nausea and vomiting, ulcers of the lining of the esophagus and intestines, bone marrow suppression, and most importantly, irreversible damage to the heart, sometimes resulting in congestive heart failure. MYOCET(TM) is a liposomal formulation of doxorubicin that enhances
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delivery of the drug to tumor cells, thereby reducing side effects while maintaining equivalent anti-tumor efficacy.

The MYOCET(TM) dossier remains under active consideration in Canada and a regulatory decision regarding marketing approval is expected in the latter part of this year.

The Liposome Company, Inc. is a biopharmaceutical company developing, manufacturing and marketing therapeutic products to treat cancer and related diseases. ALBELCET(R) is marketed in the U.S. and 25 other countries for the treatment of severe, systemic fungal infections in patients who are refractory to or intolerant of conventional therapy and is the leading lipid-based formulation of amphotericin B in the United States. The Company's product pipeline includes MYOCET(TM), TLC ELL-12 and bromotaxane for the treatment of various cancers and programs focused on the development of new cancer therapies and vehicles for the delivery of gene therapy.

On March 6, 2000, the Company announced that it had entered into a definitive merger agreement with Elan Corporation, plc ("Elan") (NYSE: ELN). Elan is a leading worldwide specialty pharmaceutical company focused on the discovery, development and marketing of therapeutic products and services in neurology and pain management and on the development and commercialization of products using its extensive range of proprietary drug delivery technologies. Elan currently supports many notable biotechnology research efforts; the most significant of which is specifically dedicated to developing pathology-based approaches to the diagnosis and treatment of Alzheimer's disease. Elan is headquartered in Dublin, Ireland, with its principal research and development, manufacturing and marketing facilities located in Ireland, the United States and Israel. Elan's ordinary shares are listed on the London and Dublin Stock Exchanges and its American Depositary Shares trade on the New York Stock Exchange.

*Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom.

               Except for historical information, this press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements regarding future sales growth prospects for ALBELCET(R), the ability of ALBELCET(R) to maintain its position as the leading lipid-based formulation of amphotericin B in the U.S., the likelihood that MYOCET(TM), TLC ELL-12 or any
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     other product in the research pipeline can demonstrate safety and efficacy in clinical trials, receive regulatory approval in the U.S. or abroad, or be successfully developed, manufactured and marketed. While these statements reflect the Company's best current judgment, they are subject to risks and uncertainties that could cause actual results to vary, including the risk factors identified in the Company's 1999 10-K filing and from time to time in the Company's other filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update these forward looking statements.

 This release and other company information is available at http://www.lipo.com